UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ARIBA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARIBA, INC.

807 11th Avenue

Sunnyvale, California 94089

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Ariba, Inc., which will be held at Ariba’s headquarters, located at 807 11th Avenue, Sunnyvale, California on March 12, 2008, at 8:00 a.m.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to read these materials carefully.

It is important that your shares be represented and voted at the Annual Meeting. Whether you plan to attend the Annual Meeting in person or not, I hope you will vote your shares as soon as possible. I encourage you to vote electronically via the Internet or by telephone prior to the meeting or if you request paper materials, to sign and return your proxy card, so that your shares will be represented and voted at the meeting even if you cannot attend. As discussed in the Proxy Statement, voting electronically via the Internet, by telephone or by returning the proxy card does not deprive you of your right to attend the Annual Meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Ariba. We look forward to seeing you at the Annual Meeting.

Sincerely,

ROBERT M. CALDERONI
Chairman of the Board of Directors and Chief Executive Officer

Sunnyvale, California

January 25, 2008

Note: PDF provided as a courtesy

ARIBA, INC.

807 11th Avenue

Sunnyvale, California 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 12, 2008

The Annual Meeting of Stockholders of Ariba, Inc. will be held at Ariba’s headquarters, located at 807 11th Avenue, Sunnyvale, California on March 12, 2008, at 8:00 a.m. Pacific Time for the following purposes:

1. To elect two (2) members of the Board of Directors to serve until the 2011 annual meeting of stockholders of the Company or until such persons’ successors have been duly elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending September 30, 2008; and

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the attached Proxy Statement.

Only stockholders of record at the close of business on January 14, 2008, the record date, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s principal executive offices located at 807 11th Avenue, Sunnyvale, California, 94089 during ordinary business hours for the ten-day period prior to the Annual Meeting.

The Company is pleased to take advantage of the new Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. The Company believes the new rules will allow the Company to provide its stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting of Stockholders.

By Order of the Board of Directors

James W. Frankola
Executive Vice President and Chief Financial Officer

Sunnyvale, California

January 25, 2008

IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE ELECTRONICALLY VIA THE INTERNET, BY TELEPHONE, OR, IF YOU HAVE REQUESTED A PAPER COPY OF THESE DOCUMENTS, BY PROMPTLY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE PRE-ADDRESSED ENVELOPE PROVIDED. PLEASE SEE “VOTING OF SHARES” ON PAGE 1 OF THE PROXY STATEMENT FOR INFORMATION ON HOW TO VOTE YOUR SHARES AND CHANGE YOUR VOTE.

ARIBA, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 12, 2008

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Ariba, Inc., a Delaware corporation (“Ariba” or the “Company”), for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Ariba’s headquarters, located at 807 11th Avenue, Sunnyvale, California on March 12, 2008, at 8:00 a.m., and at any adjournment or postponement of the Annual Meeting.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement (“Proxy Statement”).

VOTING RIGHTS AND SOLICITATION OF PROXIES

The Company’s common stock, $0.002 par value (the “Common Stock”) is the only type of security entitled to vote at the Annual Meeting. On January 14, 2008, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 84,885,296 shares of Common Stock outstanding. Each stockholder of record on January 14, 2008 is entitled to one vote for each share of Common Stock held by such stockholder on January 14, 2008. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

The Company’s bylaws provide that the holders of a majority of the Common Stock issued and outstanding and entitled to vote generally in the election of directors, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

Proposal No. 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee’s total. Stockholders may not cumulate votes in the election of directors.

Proposal No. 2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending September 30, 2008 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

Voting of Shares

If your shares of Common Stock are registered directly in your name with the Company’s transfer agent, ComputerShare, you are considered, with respect to those shares, the stockholder of record. In accordance with rules and regulations recently adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record, we may now furnish proxy materials to our stockholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of these proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in these proxy materials. The Notice of Internet Availability also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, including a proxy card, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Shares of Common Stock held in a stockholder’s name as the stockholder of record may be voted in person at the Annual Meeting. Shares of Common Stock held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy electronically via the Internet, by telephone or if you have requested a hard copy of these proxy materials, by returning the proxy or voting instruction card. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee.

Whether or not you are able to attend the Annual Meeting, you are urged to complete and return your proxy or voting instructions, which are being solicited by the Company’s Board of Directors (the “Board of Directors”) and which will be voted as you direct on your proxy or voting instructions when properly completed. In the event no directions are specified, such proxies and voting instructions will be voted FOR the nominees for election to the Board of Directors, FOR the ratification of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending September 30, 2008 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting.

Revocability of Proxies

You may revoke or change your proxy or voting instructions at any time before the Annual Meeting. To revoke your proxy, send a written notice of revocation or another signed proxy with a later date to the Chief Financial Officer of the Company at the Company’s principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. To revoke your voting instructions, submit new voting instructions to your broker, trustee or nominee; alternatively, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, you may attend the Annual Meeting and vote in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Attending the Annual Meeting

You are entitled to attend the Annual Meeting only if you were a stockholder of the Company as of the close of business on January 14, 2008 or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of record holders on the record date prior to your being admitted to the Annual Meeting. If you are a beneficial owner of shares held in street name, you should provide proof of beneficial ownership on the record date, such as your most recent brokerage account statement prior to January 14, 2008, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that each of its members, other than Robert M. Calderoni, Ariba’s Chief Executive Officer, is an “independent director” as described in the listing standards of The Nasdaq Global Market (“Nasdaq”).

Board of Directors Meetings and Committees

During the fiscal year ended September 30, 2007, the Board of Directors held 12 meetings and did not act by written consent in lieu of a meeting on any occasion. For the fiscal year, each of the current directors during the term of his tenure attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he served, except for Mr. Johnson, who attended or participated in 64% of such meetings. All of Ariba’s directors are encouraged to attend the Annual Meeting. All of Ariba’s directors were in attendance either by person or by telephone at Ariba’s 2007 annual meeting of stockholders.

During the fiscal year ended September 30, 2007, the Board of Directors had an Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and an Equity Incentive Committee.

The Board of Directors and other committees held a total of 16 executive sessions during the fiscal year ended September 30, 2007. Mr. Calderoni was not present at 14 of these executive sessions.

Audit Committee. During the fiscal year ended September 30, 2007, the Audit Committee of the Board of Directors (the “Audit Committee”) held 10 meetings and did not act by written consent in lieu of a meeting on any occasion. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including (i) the selection of the Company’s independent auditors, (ii) the scope of the independent auditors’ service and annual audit fees to be paid to the Company’s independent auditors, (iii) the performance of the Company’s independent auditors and (iv) the accounting practices of the Company. The chair of the Audit Committee is Mr. Monahan, and the other members of the Audit Committee during the fiscal year ended September 30, 2007 were Messrs. Kashnow and Knowling. Mr. Johnson stepped down from the Audit Committee effective as of December 5, 2006. The Board of Directors has determined that each member of the Audit Committee is independent as described in applicable Nasdaq listing standards. The Board of Directors has also determined that Mr. Monahan is an “audit committee financial expert” as described in applicable rules and regulations of the Securities and Exchange Commission. A copy of the Audit Committee’s charter is publicly available on the Company’s web site at http://www.ariba.com/company/investor_governance.cfm.

Corporate Governance and Nominating Committee. During the fiscal year ended September 30, 2007, the Corporate Governance and Nominating Committee of the Board of Directors (the “Corporate Governance and Nominating Committee”) held 5 meetings and did not act by written consent in lieu of a meeting on any occasion. The Corporate Governance and Nominating Committee (i) reviews, considers developments in and makes recommendations to the Board of Directors regarding corporate governance policies and procedures for the Company, (ii) makes recommendations to the Board of Directors regarding candidates for membership on the Board of Directors and regarding the size and composition of the Board of Directors, and (iii) establishes procedures for the nomination process. The chair of the Corporate Governance and Nominating Committee is Mr. Wallman, and the other members of the Corporate Governance and Nominating Committee are Messrs. Knowling and Newkirk. A copy of the Corporate Governance and Nominating Committee’s charter is publicly available on the Company’s web site at http://www.ariba.com/company/investor_governance.cfm.

In assessing the appropriate size and composition of the Board of Directors, the Corporate Governance and Nominating Committee considers bona fide candidates from all relevant sources, including current members of the Board of Directors, professional search firms, stockholders and other persons. The minimum qualifications and skills that each director should possess include (i) the highest professional and personal ethics and values, (ii) broad experience at the policy-making level in business, government, education, technology or public interest, (iii) a commitment to enhancing stockholder value and (iv) sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. In addition, the Corporate Governance and Nominating Committee considers (i) various and relevant career experience, (ii) relevant skills, such as an understanding of the software business, software development, technology, finance, marketing and international commerce, (iii) financial expertise, (iv) diversity and (v) local and community ties.

Stockholders may propose director candidates for consideration by the Corporate Governance and Nominating Committee. Any such recommendations should be directed to the Secretary of the Company at Ariba’s headquarters at the address set forth above. In addition, the Company’s bylaws permit stockholders to nominate directors at an annual meeting of stockholders. To nominate a director, a stockholder must (i) furnish the Company with the information required by the Company’s bylaws, (ii) in some cases deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Common Stock to elect such nominee, and (iii) give timely notice to the Secretary of the Company in accordance with the Company’s bylaws, which require that the notice be received by the Secretary of the Company within the time periods described below for stockholder proposals not intended to be included in the Company’s proxy statement and proxy. See “Stockholder Proposals for 2009 Annual Meeting.”

Compensation Committee. During the fiscal year ended September 30, 2007, the Compensation Committee of the Board of Directors (the “Compensation Committee”) held 11 meetings and did not act by written consent in lieu of a meeting on any occasion. The Compensation Committee (i) administers the Company’s stock plans, (ii) reviews the performance of, and establishes compensation programs for, the executive officers of the Company and (iii) reviews the compensation programs for other key employees, including salary and cash bonus levels and option and restricted stock grants under the Company’s stock plans. The chair of the Compensation Committee is Mr. Kashnow, and the other members of the Compensation Committee are Messrs. Newkirk, Johnson, Wallman and Knowling. Mr. Knowling was appointed to the Compensation Committee as of March 1, 2007. A copy of the Compensation Committee’s charter is publicly available on the Company’s web site at http://www.ariba.com/company/investor_governance.cfm.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee was formed in April 1999, and the current members of the Compensation Committee are Messrs. Kashnow, Johnson, Newkirk, Wallman and Knowling. None of these individuals was at any time during fiscal year 2007, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Equity Incentive Committee. During the fiscal year ended September 30, 2007, the Equity Incentive Committee of the Board of Directors (the “Equity Incentive Committee”) held no meetings and acted by written consent in lieu of a meeting on 26 occasions. The Equity Incentive Committee administers the Company’s equity incentive plans with respect to persons other than directors and executive officers of the Company. With respect to each calendar quarter, its authority is limited to grants of not more than 50,000 options per person and not more than 25,000 restricted shares or restricted share units per person per quarter. The sole member of the Equity Incentive Committee is Mr. Calderoni. A copy of the Equity Incentive Committee’s charter is publicly available on the Company’s web site at http://www.ariba.com/company/investor_governance.cfm.

Stockholder Communications with Directors

Any stockholder wishing to send written communications to the Board of Directors or a specified individual director may do so by sending them to Ariba’s headquarters at 807 11th Avenue, Sunnyvale, California 94089, Attn: General Counsel. The Company’s general counsel will relay all such communications to the Board of Directors, or individual members, as appropriate.

Stock Ownership Guidelines

In 2007, the Board of Directors adopted stock ownership guidelines to align the interests of Ariba’s executive officers and directors with the interests of stockholders and to promote the Company’s commitment to sound corporate governance. The stock ownership guidelines are effective immediately for all of the Company’s current executives and directors and all of the Company’s executives and directors have met their targets. Any future executive officer or director has five years to meet his or her target. The stock ownership guidelines are as follows:

Chief Executive Officer	3 times salary
All other Named Executive Officers	1 times salary
Non-Management Directors	10,000 shares of Common Stock

Stock ownership will be deemed to include shares owned outright by the participant or his or her immediate family members; shares held in a 401(k) account; restricted stock issued, whether or not vested; shares held in trust for the benefit of the participant or his or her immediate family; and vested or unvested stock units.

Failure to meet or to show sustained progress toward meeting the stock ownership guidelines may result in a reduction in an executive officer’s or director’s future long-term incentive grants and also may result in a requirement to retain all stock attained through Company grants of equity.

Code of Ethics

In 2005, we adopted a Code Business Conduct (the “Code of Conduct”). We require all directors, officers, and employees to conduct themselves according to the Code of Conduct and to seek to avoid even the appearance of improper behavior. Employees are encouraged to talk to managers or other appropriate personnel about observed illegal or unethical behavior or when in doubt about the best course of action in a particular situation. The Code of Conduct is posted on, and we intend to disclose any future amendments to or waivers granted to our executive officers from a provision to the Code of Conduct on, our web site.

Corporate Governance Document Availability

The charters of the Compensation Committee, the Audit Committee and the Nominating & Corporate Governance Committee, the Corporate Governance Guidelines, the Code of Conduct, Policies and Procedures with respect to Related Person Transactions and Stock Ownership Guidelines, may be accessed on our web site www.ariba.com at the “Corporate Governance” section by clicking on “Investor Relations.” Printed copies of these documents are available upon request by contacting the General Counsel’s office, at the address noted above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership Table

The following table sets forth, as of December 31, 2007, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the Company’s outstanding shares of Common Stock, (ii) each of the Company’s directors and the executive officers named in the Summary Compensation Table on page 17 and (iii) all current directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided. In computing the percentage ownership of any person, the number of shares is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

	Shares Beneficially Owned as of December 31, 2007(1)
Beneficial Owner*	Number of Shares		Percentage of Class
Robert M. Calderoni(2)	1,009,999	(2)	1.2%
Robert D. Johnson(3)	70,481	(3)	*	*
Richard A. Kashnow(4)	73,300	(4)	*	*
Robert E. Knowling, Jr.(5)	54,131	(5)	*	*
Thomas F. Monahan(6)	82,981	(6)	*	*
Karl E. Newkirk(7)	99,997	(7)	*	*
Richard F. Wallman(8)	50,800	(8)	*	*
Kevin S. Costello(9)	356,128	(9)	*	*
James W. Frankola(10)	314,439	(10)	*	*
Kent L. Parker (11)	272,640	(11)	*	*
H. Tayloe Stansbury	0		*	*
All current directors and executive officers as a group (12 people)	2,384,896%		2.8%

*	These beneficial owners can be reached at Ariba, Inc., 807 11th Avenue, Sunnyvale, California 94089.
**	Less than 1% of the outstanding shares of Common Stock.

(1)	The number of shares of Common Stock deemed outstanding includes shares issuable pursuant to stock options that may be exercised within 60 days of December 31, 2007 for the purpose of computing the percentage ownership of the person holding those options, but not for the purpose of computing the percentage ownership of any other person. Based on 84,815,108 shares of Common Stock outstanding as of December 31, 2007.
(2)	Includes 872,222 shares subject to forfeiture as of December 31, 2007.
(3)	Includes options exercisable for 50,000 shares of Common Stock within 60 days of December 31, 2007 and 10,800 shares subject to forfeiture as of December 31, 2007.
(4)	Includes options exercisable for 62,500 shares of Common Stock within 60 days of December 31, 2007 and 10,800 shares subject to forfeiture as of December 31, 2007.
(5)	Includes options exercisable for 43,331 shares of Common Stock within 60 days of December 31, 2007 and 10,800 shares subject to forfeiture as of December 31, 2007.
(6)	Includes options exercisable for 62,500 shares of Common Stock within 60 days of December 31, 2007 and 10,800 shares subject to forfeiture as of December 31, 2007.
(7)	Includes options exercisable for 79,516 shares of Common Stock within 60 days of December 31, 2007 and 10,800 shares subject to forfeiture as of December 31, 2007.
(8)	Includes options exercisable for 40,000 shares of Common Stock within 60 days of December 31, 2007 and 10,800 shares subject to forfeiture as of December 31, 2007.
(9)	Includes 273,611 shares subject to forfeiture as of December 31, 2007.
(10)	Includes 243,055 shares subject to forfeiture as of December 31, 2007.
(11)	Includes options exercisable for 51,109 shares of Common Stock within 60 days of December 31, 2007 and 199,960 shares subject to forfeiture as of December 31, 2007.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s certificate of incorporation provides for a classified board of directors. There are three classes of directors, with each class of directors serving three-year terms that end in successive years. Ariba currently has authorized seven directors. The class of directors standing for election at the Annual Meeting consists of two directors. The two directors will be elected at the Annual Meeting to serve until the 2011 annual meeting of stockholders of Ariba or until their successors are elected and qualified.

The directors being nominated for election to the Board of Directors (each, a “Nominee”), their ages as of December 31, 2007, their positions and offices held with Ariba and certain biographical information are set forth below.

The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event that any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the current Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any Nominee is unable or will decline to serve as a director. The two Nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of Ariba. Abstentions and broker non-votes will not be counted toward an individual’s total. Proxies cannot be voted for more than two individuals.

Nominee	Age	Year Term Expires	Positions and Offices Held with the Company
Robert M. Calderoni	48	2011	Director, Chief Executive Officer

Robert E. Knowling, Jr.	52	2011	Director

Robert M. Calderoni, age 48, has served as Chairman of the Board of Directors since July 2003 and as the Company’s Chief Executive Officer and a director since 2001. From 2001 to 2004, Mr. Calderoni also served as the Company’s President. In 2001, Mr. Calderoni served as the Company’s Executive Vice President and Chief Financial Officer. In addition to serving as a director of the Company, he is also a member of the board of directors of Juniper Networks, Inc. and KLA-Tencor Corporation. Mr. Calderoni holds a Bachelor of Science degree in accounting and finance from Fordham University.

Robert E. Knowling, Jr., age 52, has served as a director of the Company since July 2000 and currently serves as the Company’s lead independent director. Since June 2005, Mr. Knowling has served as Chief Executive Officer of Vercuity Solutions, Inc., a supplier of telecom expense management services. From January 2003 to May 2005, Mr. Knowling served as Chief Executive Officer of the New York Leadership Academy at the New York City Board of Education. From 2001 to 2003, Mr. Knowling served as Chairman and Chief Executive Officer of SimDesk Technologies, a software development company. Mr. Knowling served as President and Chief Executive Officer of Covad Communications Company, a broadband service provider, from 1998 to 2000. He also served as Chairman of the Board of Directors of Covad in 1999 and 2000. In 2001, Covad filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. In addition to serving as a director of the Company, he is also a member of the boards of directors of Heidrick & Struggles International and Aprimo, Inc. Mr. Knowling holds a Bachelor of Arts degree in theology from Wabash College, and a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Business.

Our Board of Directors recommends a vote “For” the Nominees listed above.

Set forth below is information regarding each of the continuing directors of Ariba, including his age as of December 31, 2007, the period during which he has served as a director, and certain information as to principal occupations and directorships held by him in corporations whose shares are publicly registered.

Continuing Directors—Term Ending in 2009

Richard A. Kashnow, age 66, has served as a director of the Company since April 2003. Since 2003, Mr. Kashnow has been self-employed as a consultant. From 1999 until 2003, Mr. Kashnow served as President of Tyco Ventures, the venture capital unit he established for Tyco International, Inc., a diversified manufacturing and services company. From 1995 to 1999, he served as Chairman, Chief Executive Officer, and President of Raychem Corporation, a global technology materials company. He started his career as a physicist at General Electric’s Corporate Research and Development Center in 1970. During his seventeen years with GE, he progressed through a series of technical and general management assignments. Mr. Kashnow received a Ph.D. in physics from Tufts University in 1968 and a BS in physics from Worcester Polytechnic Institute in 1963. He served in the U.S. Army between 1968 and 1970 and completed his active duty tour as a Captain. In addition to serving as a director of the Company, Mr. Kashnow is also a member of the board of directors of Pillar Data Systems, a private company specializing in networked storage and ActivIdentity, a public software security company. Until September 2007, Mr. Kashnow served as Chairman of Komag, Inc., a public data storage media company which was acquired at that time by Western Digital.

Robert D. Johnson, age 60, has served as a director of the Company since January 2005. Since August 2006, Mr. Johnson has served as Chief Executive Officer of Dubai Aerospace Enterprise, an aerospace, manufacturing and services corporation. From January 2005 to January 2006, Mr. Johnson was the Chairman, Aerospace of Honeywell Aerospace, a division of Honeywell Inc., a supplier of aircraft engines, equipment, systems and services. From 2000 to 2005, Mr. Johnson was the President and Chief Executive Officer of Honeywell Aerospace. In 1999 and 2000, he was President and Chief Executive Officer of AlliedSignal Aerospace, a division of AlliedSignal Inc., a supplier of aircraft engines, equipment, systems and services. From 1997 until 1999, he was President and Chief Executive Officer of Electronic and Avionics Systems, AlliedSignal Aerospace. In addition to serving as a director of the Company, Mr. Johnson is also a member of the board of directors of Spirit Aerosystems Holdings, Inc. and Roper Industries Inc. Mr. Johnson holds a Bachelor of Arts degree in economics and mathematics from Miami University (Ohio).

Continuing Directors—Term Ending in 2010

Thomas F. Monahan, age 58, has served as a director of the Company since July 2003. In 2003, after six years as Dean of the College of Commerce and Finance at Villanova University, he returned to the faculty in the John M. Cooney Endowed Professorship in Accounting. Mr. Monahan received his Ph.D. in Accounting from Temple University, his Master of Business Administration in Finance from Rutgers University and his Bachelor of Science degree in Economics from Hofstra University. He is a Certified Public Accountant.

Karl E. Newkirk, age 66, has served as a director of the Company since July 2004. Mr. Newkirk served as a director of FreeMarkets, Inc. from August 2003 to July 2004, which the Company acquired in July 2004. From 1963 to 2001, Mr. Newkirk was employed at Accenture, Ltd (formerly known as Andersen Consulting), where he was a partner from 1972 through 2001, when Andersen Consulting became a public company. Mr. Newkirk held a number of leadership roles throughout his career at Accenture, most recently serving as the Managing Partner of the Global Enterprise Business Solutions Practice and of the Microsoft Alliance. In addition to serving as a director of the Company, he is also a member of the board of directors of I-Many, Inc. Mr. Newkirk holds an undergraduate degree in Industrial Engineering from Case Institute of Technology and a Master of Business Administration from Case Western Reserve University.

Richard F. Wallman, age 56, has served as a director of the Company since October 2002. From 1995 through 2003, Mr. Wallman served as the Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc. (prior to its merger with Honeywell). In addition to serving as a director of the Company, he is also a member of the boards of directors of Lear Corporation, Hayes-Lemmerz International, Inc., Convergys Corporation and Roper Industries Inc. Mr. Wallman holds a Bachelor of Science degree in electrical engineering from Vanderbilt University and a Master of Business Administration from the University of Chicago Graduate School of Business.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Named Executive Officers

This section and the “Executive Compensation Tables” section provide information relating to our executive compensation programs and the compensation paid to or accrued for the Company’s named executive officers during fiscal year 2007. Our named executive officers are determined in accordance with Securities and Exchange Commission rules. For fiscal year 2007, our named executive officers included Robert M. Calderoni, James W. Frankola, Kevin S. Costello, Kent L. Parker and H. Tayloe Stansbury (collectively, the “named executive officers”).

Recent Changes to Named Executive Officers for Fiscal Year 2008

For fiscal year 2008, the Company’s Board of Directors has approved changes to the named executive officers. Effective November 15, 2007, Mr. Costello was appointed as President and Mr. Parker was appointed as Chief Operating Officer by the Board of Directors. On November 15, 2007, the Board of Directors accepted Mr. Stansbury’s resignation as Executive Vice President, Products and Operations.

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee is responsible for developing and monitoring compensation arrangements for the executive officers of the Company, administering the Company’s stock option plans and other compensation plans and performing other activities and functions related to executive compensation as may be assigned from time to time by the Board. The performance criteria for the Chief Executive Officer were developed and evaluated in consultation with the Compensation Committee in support of the financial and operational goals for fiscal year 2007. The performance criteria for the other named executive officers for fiscal year 2007 were developed by the Chief Executive Officer in consultation with the Compensation Committee and monitored by the Chief Executive Officer, with the support of his staff, including the Chief Financial Officer, in consultation with the Compensation Committee.

Compensation Philosophy and Objectives

The objective of the Company’s executive compensation program is to align executive compensation with the Company’s long-term and short-term business objectives and performance. Additionally, executive compensation is designed to enable the Company to attract, retain, and motivate qualified executives who are able to contribute to the long-term success of the Company.

The following specific strategies are generally utilized to guide the Company’s executive compensation decisions:

•	Risk and Reward. A significant portion of an executive’s compensation should be tied to his or her performance and contributions to the success of the Company.

•

Pay for Performance. If an executive performs above expectations, then the executive should be rewarded with a higher level of total compensation. Similarly, if performance is below expectations, then there should be a lower level of total compensation, including the possibility of no variable compensation.

•

Compensate Competitively. The Company should compare its compensation programs to those of other companies in similar industries and establish compensation programs that are substantially at market, allowing the Company to attract and retain the executive talent it needs. In general, the Compensation Committee targets total compensation above the midpoint for companies in similar industries but below the 75th percentile.

It is the Compensation Committee’s philosophy to align the interests of the Company’s stockholders and management by integrating compensation with the Company’s annual and long-term corporate strategic and financial objectives. In order to attract and retain the most qualified personnel, the Company intends to offer a total compensation package competitive with companies in the software industry, taking into account relative company size (net revenue, total assets, and number of employees), performance (market capitalization, total stockholder equity, gross margin percentage, net income percentage, return on equity percentage, return on assets percentage and net profit margin percentage) and geographic location as well as individual responsibilities and performance. The components of named executive officer compensation consist of base salary, bonus and stock options and equity incentive programs, which are discussed separately below.

Compensation Consultant

The Compensation Committee retained Towers Perrin (“Towers Perrin”) as its independent compensation consultant to provide assistance developing and modeling alternatives for the Company’s long-term incentive plan. Towers Perrin does not undertake any work directly for the Company without the express permission of the Compensation Committee. The Compensation Committee retains Towers Perrin to ensure impartiality in the making of compensation decisions. Towers Perrin attended 6 meetings of the Compensation Committee that were specifically focused on named executive officer compensation for fiscal year 2007.

Towers Perrin assists the Compensation Committee by summarizing key trends in equity compensation among technology companies and evaluating the competitiveness of the Company’s total compensation package offered to executives on the basis of proxy filing data.

In July, 2007, the Compensation Committee retained Towers Perrin as its independent compensation consultant for fiscal year 2008.

Peer Group and Compensation Targets

With the assistance of Towers Perrin, the Compensation Committee selected a compensation peer group of companies consisting of 21 companies similar to the Company in size and industry (the “2007 Peer Group”). The 2007 Peer Group is used to benchmark executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to ours.

The following 21 companies comprise the 2007 Peer Group: Affymetrix, BEA Systems, Borland Software, Brocade Communications Systems, Cadence Design Systems, Check Point Software Technologies, CMGI, En Pointe Technologies, Epicor Software, Hyperion Solutions, JDA Software, Manhattan Associates, Manugistics Group, McAfee, MRO Software, NetIQ, Openwave Systems, SanDisk, Sybase, TIBCO Software and webMethods.

The Compensation Committee reviews compensation data prepared by Towers Perrin (the “Survey Data”) to ensure that our total senior executive compensation program is competitive. The Survey Data is a compilation of compensation data prepared by Towers Perrin based upon its review of the 2007 Peer Group and other survey data.

In October 2007, with the assistance of Towers Perrin, the Compensation Committee made the following changes to the composition of the 2007 Peer Group to better reflect the Company’s market and to focus on human capital. Companies included in the fiscal year 2008 peer group (the “2008 Peer Group”) are companies with comparable organizational scope that could compete with the Company for its executive talent. The companies in the 2008 Peer Group represent alternative investment opportunities for Ariba stockholders and include organizations with software as a service focus, which is broader than the Company’s current focus on spend management. The Compensation Committee added Advent Software, Aspen Technology, Blackboard, Cognos, Concur Technologies, EPIQ Systems, Intuit, Kenexa, MicroStrategy, Radiant Systems, Salesforce.com, Websense and Wind River Systems to the peer group and removed En Pointe Technologies, McAfee, MRO Software, NetIQ, Openwave Systems and SanDisk from the peer group.

Role of Named Executive Officers in Compensation Decisions

The Compensation Committee determines the compensation (including bonus and stock grants, if any) of the Chief Executive Officer in consultation with Towers Perrin. The Compensation Committee determines the compensation (including bonus and stock grants, if any) of the other named executed officers in consultation with Towers Perrin and the Chief Executive Officer.

Compensation Components

To promote the objectives of our compensation programs, our compensation programs consist of the following principal elements:

•	base salary;

•	bonus;

•	equity incentive programs; and

•	other benefits.

Base Salary

Base salary represents the portion of each named executive officer’s total compensation that is fixed, or not at risk. The Compensation Committee reviews each executive officer’s base salary annually, and makes adjustments to reflect competitive market levels of salary according to the peer group data, the amount of time since the individual executive’s last adjustment, the executive officer’s contributions to the Company’s success, and the named executive officer’s total compensation package, including cash incentives and equity-based incentives. In fiscal year 2007, no changes were made to the base salaries of the named executive officers. The actual amount of base salary paid to each named executive officer during fiscal year 2007 is shown in the 2007 summary compensation table below.

In September 2007, at the request of the Compensation Committee, Towers Perrin provided total cash compensation for the named executive officers against the 2008 Peer Group and reviewed the named executive officers’ cash compensation history. The benchmarking indicated that the cash component (base salary plus bonus) of compensation received by the named executive officers was at the 68th percentile of the 2008 Peer Group. In addition, the Compensation Committee reviewed the cash compensation history for the named executive officers and noted that Messrs. Calderoni, Frankola and Costello had been at the same base salary since fiscal year 2003 and that Mr. Parker had been at the same base salary since fiscal year 2004. As a result, the Compensation Committee, based on Towers Perrin’s competitive data and recommendations, determined to increase base salary for fiscal year 2008 for Messrs. Calderoni, Frankola, Costello and Parker. Cash compensation (base salary plus bonus) for 2008 falls within the 50th to 76th percentiles on a combined basis compared to the cash compensation for the 2008 Peer Group.

Bonus

The cash bonus program is designed to provide competitive cash payment opportunities based on individual contributions and behaviors and overall Ariba performance. The opportunity for a more significant award increases when both Ariba and the employee achieve higher levels of performance.

The Company’s cash bonus program for the fiscal year ended September 30, 2007 was administered through the Ariba Bonus Plan – Executive Officers (the “Bonus Plan”). Pursuant to the cash bonus program, an annual target bonus amount is assigned to each participant at the time of his or her hiring and may be modified from time to time thereafter. The semi-annual target bonus amount is equal to 50% of the annual target bonus amount. In general, 50% of the actual semi-annual bonus is determined on the basis of the Company’s semi-annual non-GAAP net income and 50% is determined on the basis of the Company’s semi-annual revenue. In the case of the Chief Commercial Officer, the Company’s semi-annual bookings replace revenue as a performance measure as to a portion of the semi-annual bonus, such that 25% of the actual semi-annual bonus is determined on the basis of Ariba’s semi-annual bookings, 50% is determined on the basis of Ariba’s semi-annual non-GAAP net income and 25% is determined on the basis of Ariba’s semi-annual revenue.

As soon as reasonably practicable after the beginning of a fiscal year, the Compensation Committee determines for each fiscal half-year in that year the amounts of revenue and operating profit that will be required to achieve specified bonus levels. The Compensation Committee may adjust the amount of the Company’s revenue or operating profit, or both, to exclude extraordinary expenses or benefits. When the actual amounts of revenue and operating profit for a fiscal half-year have been determined, each participant’s actual semi-annual bonus is calculated. After the close of each fiscal half-year, the Compensation Committee determines whether to modify the bonus component based on performance-based factors and the recommendations of the Chief Executive Officer (except in the case of the Chief Executive Officer). All calculations for the second fiscal half-year are performed on a cumulative full-year basis, and the semi-annual bonus calculated on that basis is then reduced by the semi-annual bonus or bonuses already paid for the same fiscal year.

For fiscal year 2007, the Compensation Committee applied the following modifiers to the calculated bonuses for each of the named executive officers: Mr. Calderoni (1.17), Mr. Costello (1.15), Mr. Frankola (1.15), Mr. Parker (1.07) and Mr. Stansbury (1.01). The Compensation Committee reviewed a number of factors, including the increase in stockholder value during the fiscal year, the progress in transitioning the business to an on demand business model, the growth in subscription software backlog, the improvement in free cash flow and the success in a number of strategic activities to determine these specific modifiers for fiscal year 2007 and considered the relative contribution of each officer in achieving results. The actual bonuses paid to each named executive officer for fiscal year 2007 are shown in the 2007 summary compensation table below in the column entitled “Non-Equity Incentive Plan Compensation.”

On November 15, 2007, the Compensation Committee amended the Bonus Plan for fiscal year 2008 such that the bonus components that were previously established for the Chief Commercial Officer would be changed to 40% revenue, 40% non-GAAP net income and 20% bookings from 25% revenue, 50% non-GAAP net income and 25% bookings. In addition, these bonus components now apply to the President rather than the Chief Commercial Officer. The Compensation Committee believes that these bonus components will better align Mr. Costello’s incentive compensation with the expanded requirements of his new role as President. As President, Mr. Costello will have a more significant role on the top line performance of the Company. As a result, the Compensation Committee felt it was appropriate for revenue to more significantly influence his overall compensation.

Equity Incentive Programs

Restricted stock and restricted stock unit awards are designed to align the interests of each executive officer with those of the stockholders. Each year, the Compensation Committee considers the grant of equity awards to named executive officers. The Committee believes that such awards provide added incentive for named executive officers to influence the strategic direction of the Company and to create and grow value for customers, stockholders and employees. The number of restricted stock or restricted stock unit awards granted to individual named executive officers is generally based on demonstrated performance, the amount and timing of prior restricted stock and restricted stock unit awards and the named executive officers’ overall compensation and equity participation in the Company, as well as the results of the Survey Data prepared by Towers Perrin.

At its meeting on November 3, 2006, and as modified at its meeting on November 7, 2006, the Compensation Committee established awards of restricted stock for fiscal year 2007. The Company generally determines its grants in a meeting of the Compensation Committee during the fourth quarter of each fiscal year. The Compensation Committee took into account, among other considerations, grants received by the named executive officers in the last two years, the named executive officer’s performance, competitive benchmarks, and the Company’s operating plans for fiscal 2007 and beyond. Awards were approved in the following amounts for the following named executive officers of the Company: Mr. Calderoni, 275,000 shares; Mr. Costello, 85,000 restricted shares; Mr. Frankola, 85,000 shares; Mr. Parker, 65,000 shares; and Mr. Stansbury, 65,000 shares. These restricted stock grants are performance-based and will not vest unless the performance target is achieved. The first one-half will vest on the third full trading day after the Company reports its financial results for the fiscal quarter in which it attains a predetermined performance milestone related to subscription software revenue, provided that the milestone must be attained on or before September 30, 2008. The second half vests one year after the first half vests.

The form of the Restricted Stock Agreement provides that participants must be employed by the Company in order for the restricted stock to vest (subject to exceptions in certain circumstances including military leave, sick leave or another bona fide leave of absence). Restricted stock may not be sold prior to vesting subject to certain exceptions. Recipients of the shares have voting rights before the stock awards vest.

In July 2007, at the request of the Compensation Committee, Towers Perrin reviewed the design of the Company’s long-term incentive program to provide input on practices and trends within the technology industry along with a number of plan design alternatives for Ariba for fiscal year 2008. The Compensation Committee considered a number of factors in revising the structure of the program, including who should be eligible for equity, the appropriate financial and operating metrics for performance-based awards, the mix of pay for various employee groups (e.g. cash versus equity, short-term vs. long-term pay, fixed versus variable pay, and high-risk versus low-risk variable pay) and the appropriate level of annual dilution from equity compensation in the aggregate and by individual. The Compensation Committee, based on Towers Perrin’s recommendation, concluded that the appropriate design of the long-term incentive plan for fiscal year 2008 included a mix of time-vested and performance-based restricted stock. Specifically, the Compensation Committee reached a preliminary conclusion that roughly one-third of the value of the grant should be delivered in time-vested shares and the remaining two-thirds of the shares should be delivered in performance-based shares. The Compensation Committee concluded that this structure best supports our compensation philosophy by providing pay for performance along with risk and reward. It also aligns management with the best interests of the Company’s stockholders by linking compensation with the long-term strategic and financial objectives.

In September 2007, at the request of the Compensation Committee, Towers Perrin benchmarked total long-term incentive compensation for the named executive officers against the 2008 Peer Group and reviewed their compensation history. The benchmarking indicated that the long-term incentive portion of compensation received by the named executive officers was at the 56th percentile of the 2008 Peer Group. The Compensation Committee, based on Towers Perrin’s recommendation, made the following equity awards for fiscal year 2008 for each of Messrs. Calderoni, Frankola, Costello and Parker. Long-term incentive compensation fell within the 50th to 75th percentiles of the 2008 Peer Group. Awards were approved in the following amounts for the 2008 named executive officers of the Company at the target level of performance: Mr. Calderoni, 350,000 restricted stock units, including 100,000 time-vested shares and 250,000 performance-based shares; Mr. Costello, 175,000 restricted stock units, including 50,000 time-vested shares and 125,000 performance-based shares; Mr. Frankola, 175,000 restricted stock units, including 50,000 time-vested shares and 125,000 performance-based shares; and Mr. Parker, 111,000 restricted stock units, including 36,000 time-vested shares and 75,000 performance-based shares. The time-vested shares vest in three equal installments. The performance-based shares will only vest if a minimum performance level is reached. If the minimum performance threshold is reached, one-third of the performance-based shares will vest immediately, one-third will vest one year later and the remaining one-third will vest two years later. The maximum award for the performance-based shares is 200% of target. The performance metric is based on subscription software growth and is linked to the Company’s strategic and operating plans.

Equity Award Policy

Committees

Our board approved an Equity Award Policy in February 2007 and amended it in November 2007. The Compensation Committee may approve exceptions to the policy, but only at a time when the members of the Compensation Committee would be permitted to trade shares of our stock under the trading policy. The policy provides that equity awards may be granted by either the Compensation Committee or the Equity Incentive Committee. The Equity Incentive Committee only has the authority to make grants to employees or consultants of the Company, other than directors and executive officers. See “Corporate Governance – Board of Directors Meetings and Committees – Equity Incentive Committee.”

The Compensation Committee may only make grants at a committee meeting. The Equity Incentive Committee may make grants by written consent or at a meeting attended by an employee at the Vice President level or above who is not receiving a grant. If the Equity Incentive Committee makes grants by written consent, the consent must also be signed by an employee at the Vice President level or above who is not receiving a grant.

Timing of grants

The Compensation Committee grants awards to new hires or to recently promoted employees not later than the first committee meeting on or after the employee’s first day of bona fide employment or the day of the employee’s promotion. The Equity Incentive Committee grants awards to new hires or to recently promoted employees on a periodic basis, but no less frequently than monthly. Refresh grants are considered at least annually by the applicable committee.

Exercise price and vesting dates

The exercise price of all options and SARs will be equal to or greater than the closing price of the Company’s Common Stock on the date of grant, as reported by The Wall Street Journal. The date of grant is the date of the committee meeting or the effective date of the written consent, except that the date of grant for options or SARs awarded by the Equity Incentive Committee by written consent is the 10th business day after the effective date of the consent. All equity grants made in any quarter may start vesting up to five days before or after the 15th day of the second month of that quarter, as determined at the time of such equity grant.

Perquisites and Other Personal Benefits

The Company provides named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Financial Planning

The Company reimburses Mr. Costello for financial planning. The Company provides this reimbursement for two reasons. First, it allows Mr. Costello to stay focused on the business and cuts down on time devoted to and distraction caused by personal financial planning. Secondly, this benefit also helps to ensure that Mr. Costello realizes the full value of compensation awarded.

Presidents’ Club

The Company sponsors an event each year for certain top-performing employees in sales and other functions, as well as certain management of the Company and provides airfare, hotel and expenses for the spouses of certain named executive officers (as well as the named executive officers themselves).

Other Benefits

The Company provides a comprehensive package of employee benefits to substantially all employees. These benefits include several medical insurance plans, a dental insurance plan, a group life insurance plan, a long-term disability insurance plan, a 401(k) retirement savings plan which includes Company matching contributions, and other ancillary benefits plans and policies. In addition, from time to time, the Company makes tickets to cultural and sporting events available to the named executive officers for business purposes. If not utilized for business purposes, they are made available to other employees, including named executive officers, for personal use.

The Compensation Committee regularly reviews the Company’s perquisites and believes they are appropriate and modest when compared to peer companies and are necessary to attract and retain high-caliber talent.

Stock Ownership Guidelines

The Company adopted stock ownership guidelines that require all named executive officers to hold a minimum number of common stock in the Company. The stock ownership guidelines are posted on the Company’s web site under Investor Relations/ Corporate Governance. The principal terms of the stock ownership guidelines are described on page 4.

Tax Implications of Executive Compensation

Deductibility of Executive Compensation

Under the federal tax laws, a publicly held company may not claim a federal income tax deduction for compensation paid to certain executive officers to the extent that the compensation exceeds $1 million per officer in any year. To qualify for an exemption from the $1 million deduction limitation, the stockholders approved a limitation under the 1999 Equity Incentive Plan on the maximum number of shares for which a participant may be granted stock options in any calendar year. Because this limitation was adopted, any compensation deemed paid to an executive officer when he or she exercises an option with an exercise price that is at least equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation and should not be subject to the $1 million limitation. Other components of the executive officers’ compensation are subject to the $1 million limitation. In light of the Company’s substantial net operating loss carryforwards, the impact of any loss of federal income tax deductions is expected to be deferred.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the federal tax code provide that certain individuals, including the named executive officers, could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our Company that exceed certain limits, and that the Company or our successor could lose a deduction for the amounts subject to the additional taxes. In order to provide a competitive compensation program, we have provided all of our named executive officers with a gross-up under certain conditions for any additional tax amounts that they may be required to pay as a result of Section 4999. The gross-up is payable pursuant to the severance and employment agreements described under “Potential Payments Upon Termination or Change In Control.” Except in the case of Mr. Calderoni, the gross-up is applicable only to any cash compensation received in connection with a change in control. In other words, for those executives, the additional tax and the gross-up are calculated as if the acceleration of equity were not applicable. In the case of Mr. Calderoni, the gross-up is applicable to cash and equity compensation received in connection with a change in control.

Section 409A of the federal tax law also imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A does apply to certain severance arrangements. With respect to the severance agreements that we have entered into with certain our named executive officers, we have reviewed these agreements in light of the final regulations issued by the Internal Revenue Service and Treasury under Section 409A and have amended or are in the process of amending such agreements as necessary to comply with Section 409A.

Post-Employment Compensation

The Compensation Committee has considered the advisability of using employment agreements and determined that under certain circumstances it is in the best interests of the Company and its stockholders insofar as, among other reasons, it allows the Company to achieve its desired goals of retaining the best possible executive talent and obtaining post-employment non-competition covenants from executive officers.

Mr. Calderoni and each of the other named executive officers are parties to severance or employment agreements with us, the principal terms of which are described beginning on page 20. Under these agreements, the named executive officer will receive the benefits provided under the agreement if within a certain period of time after a change in control, the officer’s employment is terminated without cause (as defined in the agreement) or if the officer terminates employment for good reason (as defined in the agreement). In addition, the officer will receive certain lesser benefits if he or she is terminated without cause (as defined in the agreement) or if the officer terminates employment for good reason (as defined in the agreement) not in connection with a change in control.

The Compensation Committee believes that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent would leave the Company before a transaction closes. These benefits also ensure that officers will evaluate potential transactions on an objective basis. The Compensation Committee believes that lesser benefits are appropriate if an officer is terminated without cause or if the officer terminates employment for good reason. The reason for these severance benefits is to attract and retain key talent. Details of each individual named executive officer’s benefits, including estimates of amounts payable in specified circumstances, are disclosed under “Severance or Employment Agreements.”

Financial Restatement

The Compensation Committee has not adopted a policy on whether or not the Company will make retroactive adjustments to any cash or equity-based incentive compensation paid to the named executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. The Compensation Committee believes that this issue is best addressed when a need actually arises, when all of the facts regarding the restatement are known.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and based on this review, has recommended to the Company’s Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Submitted by the Compensation Committee of the Ariba Board of Directors:

Richard A. Kashnow, Chair

Robert D. Johnson

Karl E. Newkirk

Richard F. Wallman

Robert E. Knowling, Jr.

The foregoing Compensation Committee Report is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION TABLES

2007 Summary Compensation Table

The following table sets forth information regarding compensation earned during fiscal year 2007 by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, whom we refer to collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Robert M. Calderoni Chairman of the Board of Directors and Chief Executive Officer	2007	600,000	4,432,839	—	660,000	4,695	(3)	5,697,534

James W. Frankola Executive Vice President and Chief Financial Officer	2007	450,000	1,147,693	—	270,000	6,750	(4)	1,874,443

Kevin S. Costello Executive Vice President and Chief Commercial Officer	2007	450,000	1,383,544	—	245,000	23,819	(5)	2,102,363

Kent L. Parker Executive Vice President and General Manager, Ariba Global Services Organization	2007	300,000	861,181	37,959	200,000	6,750	(6)	1,405,890

H. Tayloe Stansbury Executive Vice President, Products and Operations	2007	300,000	862,681	—	190,000	562	(7)	1,353,243

(1)	Column reflects base salary earned during the last fiscal year and includes amounts deferred by the named executive officer in accordance with the provisions of our 401(k) Plan.
(2)	The amounts reflected in these columns are the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year ended September 30, 2007, in accordance with FAS 123(R). There were no forfeitures during the year. The assumptions made in valuing stock-based awards and option awards reported in these columns are discussed in Note 1, to the Company’s consolidated financial statements for the fiscal year ended September 30, 2007, included in the Company’s Form 10-K. Additional information regarding the stock-based awards granted to our named executive officers during 2007 is set forth in the 2007 Grants of Plan-Based Awards Table.
(3)	Consists of $4,695 for the value of matching cash and stock contributions under the Company’s 401(k) plan.
(4)	Consists of $6,750 for the value of matching cash and stock contributions under the Company’s 401(k) plan.
(5)	Consists of $15,000 for reimbursement of fees for personal financial services, $6,750 in matching cash and stock contributions under the Company’s 401(k) plan and $2,069 for Ariba’s Presidents’ Club.
(6)	Consists of $6,750 in a matching cash and stock contributions under the Company’s 401(k) plan.
(7)	Consists of $562 in a matching cash and stock contributions under the Company’s 401(k) plan.

“Salary” and “non-equity incentive plan compensation” accounted for the following percentages of the “total” compensation of the named executive officers:

Name	Salary	Non-Equity Incentive Plan Compensation
Robert M. Calderoni	10.5%	11.6%
James W. Frankola	24.0%	14.4%
Kevin S. Costello	21.4%	11.7%
Kent L. Parker	21.3%	14.2%
H. Tayloe Stansbury	22.2%	14.0%

2007 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (2)	Grant Date Fair
Name	Grant Date	Target ($)	Target (#)	Value of Stock Awards ($)
Robert M. Calderoni	11/3/06	600,000	275,000	2,109,250
James W. Frankola	11/3/06	250,000	85,000	651,950
Kevin S. Costello	11/3/06	300,000	85,000	651,950
Kent L. Parker	11/3/06	200,000	65,000	498,550
H. Tayloe Stansbury	11/3/06	200,000	65,000	498,550

(1)	The payouts are subject to the terms and conditions of the Company’s Bonus Plan – Executive Officers. The payouts are based on an annual target bonus amount assigned to each participant. The Compensation Committee applied the following modifiers to the calculated bonuses for each of the named executive officers: Mr. Calderoni (1.17), Mr. Costello (1.15), Mr. Frankola (1.15), Mr. Parker (1.07) and Mr. Stansbury (1.01).
(2)	The grants are subject to the terms and conditions of the Company’s 1999 Equity Incentive Plan or, in the case of Kent L. Parker, the FreeMarkets, Inc. 2001 Equity Stock Incentive Plan. These restricted stock grants are performance-based and will not vest unless a predetermined performance milestone related to subscription software revenue is attained. Each grant vests in two equal installments. The first installment will vest on the third full trading day after the Company reports its financial results for the fiscal quarter in which it attains a predetermined performance milestone related to subscription software revenue, provided that the milestone must be attained on or before September 30, 2008. The second installment vests one year after the first installment vests. The restricted shares have the same dividend rights as other outstanding shares of our common stock.

Outstanding Equity Awards at Fiscal Year-End 2007

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Robert M. Calderoni	—		—	—	133,334	(2)	1,437,341	275,000	(6)	2,964,500
					197,222	(3)	2,126,053
					150,000	(4)	1.617,000
					150,000	(5)	1,617,000
James W. Frankola	—		—	—	50,000	(2)	539,000	85,000	(6)	916,300
					41,389	(3)	446,173
					33,333	(4)	359,330
					33,333	(5)	359,330
Kevin S. Costello	—		—	—	52,500	(7)	565,950	85,000	(6)	916,300
					22,500	(2)	242,550
					65,278	(3)	703,697
					36,667	(4)	395,270
					36,667	(5)	395,270
Kent L. Parker	51,109		$7.39	10/27/2013	16,666	(2)	179,659	65,000	(6)	700,700
					11,666	(8)	125,760
					8,333	(9)	89,830
					22,295	(3)	240,340
					28,333	(4)	305,430
					28,333	(5)	305,430
H. Tayloe Stansbury	—		—	—	20,000	(2)	215,600	65,000	(6)	700,700
					6,666	(8)	71,860
					8,333	(9)	89,830
					23,473	(3)	253,039
					28,333	(4)	305,430
					28,333	(5)	305,430

(1)	Calculated by multiplying the number of unvested shares by $10.78, the closing price per share of our common stock on the Nasdaq Global Market on September 28, 2007.
(2)	Shares vest on December 3, 2007.
(3)	Shares vest on August 12, 2008.
(4)	Shares vest on February 15, 2008.
(5)	Shares vest on February 15, 2009.
(6)	Shares are performance based and fifty percent (50%) will vest on the third full trading day after the Company reports its financial results for the fiscal quarter in which it attains a predetermined performance milestone related to subscription software revenue, provided that the milestone be attained on or before September 30, 2008, and fifty percent (50%) will vest one year thereafter.
(7)	Shares vest on October 30, 2007.
(8)	Shares vest on May 17, 2008.
(9)	Shares vest on July 28, 2008.

Stock Vested in Fiscal Year 2007

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert M. Calderoni	504,923	4,691,143
James W. Frankola	131,666	1,191,862
Kevin S. Costello	183,889	1,641,979
Kent L. Parker	87,297	814,002
H. Tayloe Stansbury	88,195	819,924

There were no stock options exercised by the named executive officers during the fiscal year ended September 30, 2007.

Potential Payments Upon Termination or Change In Control

The following table shows the potential payments that would be made upon a termination of employment in the circumstances described below under “Severance or Employment Agreements.” The amounts shown assume that the employment termination was effective on September 30, 2007, and are estimates that reflect the amounts that would be paid and the incremental value of benefits that would be enhanced through accelerated vesting of options and stock awards. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable.

	Termination Within 12 Months After Change in Control				Termination Before, or More than 12 Months After, Change in Control
Name	Salary & Bonus ($)(1)	Vesting of Stock Awards ($)(2)	Tax Gross Up ($)(3)	Total ($)	Salary & Bonus ($)(4)	Vesting of Stock Awards ($)(2)	Total ($)
Robert M. Calderoni	3,000,000	9,761,894	3,519,677	16,281,571	1,800,000	9,761,894	11,561,894
James W. Frankola	1,400,000	2,620,133	—	4,020,133	700,000	2,620,133	3,320,133
Kevin S. Costello	1,875,000	3,219,027	—	5,094,027	750,000	3,219,027	3,969,027
Kent L. Parker	750,000	1,947,148	—	2,697,148	500,000	1,947,148	2,447,148
H. Tayloe Stansbury(5)	750,000	1,941,888	—	2,691,888	500,000	1,941,888	2,441,888

(1)	Amounts shown represent a cash lump sum payment equal to a multiple of base salary plus annual target bonus. The multiple is 250% in the case of Messrs. Calderoni and Costello, 200% in the case of Mr. Frankola, and 150% in the case of Messrs. Parker and Stansbury.
(2)	These amounts represent the number of unvested shares of restricted stock, multiplied by the closing market price ($10.78) of our Common Stock on September 28, 2007, the last business day of the quarter, as quoted on the Nasdaq Global Market.
(3)	The calculation of the tax gross-up is described below under “Severance or Employment Agreements.”
(4)	Severance payment equal to a continuation payment of the named executive officer’s base salary for one year (18 months in the case of Mr. Calderoni) plus annual target bonus.
(5)	On November 15, 2007, the Board of Directors of the Company accepted Mr. Stansbury’s resignation and on November 16, 2007, the Company and Mr. Stansbury entered into an agreement whereby Mr. Stansbury agreed to forego the termination payments described above and instead received a lump sum separation payment of $250,000, less applicable withholding and other standard deductions, and vested in 60,000 shares of restricted stock. Mr. Stansbury’s other unvested shares of restricted stock were forfeited.

Severance or Employment Agreements

A summary of each of the named executive officer’s severance or employment agreements is as follows:

Robert M. Calderoni

The Company entered into a severance agreement with Mr. Calderoni. If the Company terminates his employment for a reason other than cause or disability, the severance agreement provides for a continuation of his cash compensation (base salary plus target bonus) for 18 months, for 18 months of additional service credit for purposes of determining the vested portion of his options and restricted shares and for an opportunity to exercise his options during the 18-month period starting on his termination date. However, if within 12 months after the Company has been subject to a change in control, the Company terminates his employment for a reason other than cause or disability or he resigns after the Company or its successor, without his consent, has failed to appoint him as the chief executive officer of a public corporation, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a lump sum payment equal to 250% of his annual cash compensation (base salary plus target bonus), for full vesting of his options and restricted shares and for an opportunity to exercise his options during the 30-month period starting on his termination date.

The 18-month continuation of cash compensation and continued option vesting are contingent on Mr. Calderoni’s executing a general release of claims and complying with restrictive covenants. These covenants apply while Mr. Calderoni is employed by the Company and while his cash compensation continues following the termination of his employment. One of the covenants prohibits Mr. Calderoni from soliciting the Company’s employees to work for another employer. Another covenant prohibits him from competing with the Company and from working for certain specific companies as well as any other company that derives its revenue primarily from e-procurement or spend management software sales or from sales of software or services aiding companies in sourcing or spend management activities. Finally, Mr. Calderoni is required to facilitate the transition of his duties to his successor and is precluded from disparaging the Company or its directors, officers or employees.

The severance agreement also provides that the Company will reimburse Mr. Calderoni, on a tax-adjusted basis, for the excise tax on excess parachute payments. The Internal Revenue Code imposes a 20% excise tax on “excess parachute payments.” Parachute payments include all compensation that is contingent on a change in control of the Company, including severance benefits and accelerated vesting of options and restricted stock. However, the excise tax applies only if the aggregate amount of all parachute payments equals or exceeds 300% of the executive’s average annual compensation from the Company for the last five completed calendar years (or, if less, for all completed calendar years in the executive’s period of employment). If the excise tax applies, then parachute payments become subject to the tax to the extent that they exceed 100% of the executive’s average annual compensation from the Company for the same period.

James W. Frankola

The Company entered into a severance agreement with Mr. Frankola. If the Company terminates his employment for a reason other than cause or disability or if he resigns after the Company, without his consent, has required that he serve in any position other than Chief Financial Officer or Chief Executive Officer, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a continuation of his cash compensation (base salary plus target bonus) for 12 months, for 12 months of additional service credit for purposes of determining the vested portion of his options and restricted shares and for an opportunity to exercise his options during the 12-month period starting on his termination date. However, if within 12 months after the Company has been subject to a change in control, the Company terminates his employment for a reason other than cause or disability or he resigns after the Company or its successor, without his consent, has failed to appoint him as the Chief Financial Officer of a public corporation, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a lump sum payment equal to 200% of his annual cash compensation (base salary plus target bonus), for full vesting of his options and restricted shares and for an opportunity to exercise his options during the 24-month period starting on his termination date. The agreement also provides that the Company will reimburse Mr. Frankola, on a tax-adjusted basis, for the excise tax on excess parachute payments, but only to the extent that the excise tax is attributable to the cash severance payment.

The 12-month continuation of cash compensation and continued option vesting are contingent on Mr. Frankola’s executing a general release of claims and complying with restrictive covenants. These covenants apply while Mr. Frankola is employed by the Company and while his cash compensation continues following the termination of his employment. One of the covenants prohibits Mr. Frankola from soliciting the Company’s employees to work for another employer. Another covenant prohibits him from competing with the Company and from working for certain specific companies as well as any other company that derives its revenue primarily from e-procurement or spend management software sales or from sales of software or services aiding companies in sourcing or spend management activities. Finally, Mr. Frankola is required to facilitate the transition of his duties to his successor and is precluded from disparaging the Company or its directors, officers or employees.

Kevin S. Costello

The Company entered into a severance agreement with Mr. Costello. If the Company terminates his employment for a reason other than cause or disability or if he resigns after the Company, without his consent, has required that he report to anyone other than the Company’s Chief Executive Officer or board of directors, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a continuation of his cash compensation (base salary plus target bonus) for 12 months, for 12 months of additional service credit for purposes of determining the vested portion of his options and restricted shares and for an opportunity to exercise his options during the 12-month period starting on his termination date. However, if within 12 months after the Company has been subject to a change in control, the Company terminates his employment for a reason other than cause or disability or he resigns after the Company or its successor, without his consent, has required that he report to anyone other than the Company’s Chief Executive Officer or board of directors, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a lump sum payment equal to 250% of his annual cash compensation (base salary plus target bonus), for full vesting of his options and restricted shares and for an opportunity to exercise his options during the 30-month period starting on his termination date. The agreement also provides that the Company will reimburse Mr. Costello, on a tax-adjusted basis, for the excise tax on excess parachute payments, but only to the extent that the excise tax is attributable to the cash severance payment.

The 12-month continuation of cash compensation and continued option vesting are contingent on Mr. Costello’s executing a general release of claims and complying with restrictive covenants. These covenants apply while Mr. Costello is employed by the Company and while his cash compensation continues following the termination of his employment. One of the covenants prohibits Mr. Costello from soliciting the Company’s employees to work for another employer. Another covenant prohibits him from competing with the Company and from working for certain specific companies as well as any other company that derives its revenue primarily from e-procurement or spend management software sales or from sales of software or services aiding companies in sourcing or spend management activities. Finally, Mr. Costello is required to facilitate the transition of his duties to his successor and is precluded from disparaging the Company or its directors, officers or employees.

Kent L. Parker

The Company entered into an employment agreement with Mr. Parker. If the Company terminates his employment for a reason other than cause or permanent disability, then the employment agreement provides for a continuation in his cash compensation (base salary plus target bonus) for 12 months and for 12 months of additional service credit for purposes of determining the vested portion of his options and restricted shares. Finally, any stock options that he holds on his termination date would remain exercisable for 12 months after his termination date and for at least three months after they become exercisable. However, if within 12 months after the Company has been subject to a change in control, the Company terminates his employment for a reason other than cause or permanent disability or if he resigns after the Company, without his consent, has caused him to report to someone below the level of Executive Vice President of the Company, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the employment agreement provides for a lump sum payment equal to 150% of his annual cash compensation (base salary plus target bonus), for full vesting of his options and restricted shares, and for an opportunity to exercise his options during the 18-month period starting on his termination date. The agreement also provides that the Company will reimburse Mr. Parker, on a tax-adjusted basis, for the excise tax on excess parachute payments, but only to the extent that the excise tax is attributable to cash severance payments.

The 12-month continuation of cash compensation and continued option vesting are contingent on Mr. Parker’s executing a general release of claims and complying with restrictive covenants. These covenants apply while Mr. Parker is employed by the Company and during the 12 month period when his severance payments continue following the termination of his employment. One of the covenants prohibits Mr. Parker from soliciting the Company’s employees to work for another employer. Another covenant prohibits him from competing with the Company and from working for certain specific companies as well as any other company that derives its revenue primarily from e-procurement or spend management software sales or from sales of software or services aiding companies in sourcing or spend management activities. Finally, Mr. Parker is required to facilitate the transition of his duties to his successor and is precluded from disparaging the Company or its directors, officers or employees.

Under the employment agreement, Mr. Parker’s annual salary is at least $300,000, and his annual bonus target is at least $150,000. Under the agreement, the Company is also required to reimburse Mr. Parker for certain commuting and living expenses on a tax-adjusted basis.

H. Tayloe Stansbury

The Company entered into a severance agreement with Mr. Stansbury. If the Company terminates his employment for a reason other than cause or disability, then the severance agreement provides for a continuation of his cash compensation (base salary plus target bonus) for 12 months, for 12 months of additional service credit for purposes of determining the vested portion of his options and restricted shares and for an opportunity to exercise his options during the 12-month period starting on his termination date. However, if within 12 months after the Company has been subject to a change in control, the Company terminates his employment for a reason other than cause or disability or if he resigns after the Company, without his consent, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a lump sum payment equal to 150% of his annual cash compensation (base salary plus target bonus), for full vesting of his options and restricted shares and for an opportunity to exercise his options during the 18-month period starting on his termination date. The agreement also provides that the Company will reimburse Mr. Stansbury, on a tax-adjusted basis, for the excise tax on excess parachute payments, but only to the extent that the excise tax is attributable to the cash severance payment.

The 12-month continuation of cash compensation and continued option vesting are contingent on Mr. Stansbury’s executing a general release of claims and complying with restrictive covenants. These covenants apply while Mr. Stansbury is employed by the Company and while his cash compensation continues following the termination of his employment. One of the covenants prohibits Mr. Stansbury from soliciting the Company’s employees to work for another employer. Another covenant prohibits him from competing with the Company and from working for certain specific companies as well as any other company that derives its revenue primarily from e-procurement or spend management software sales or from sales of software or services aiding companies in sourcing or spend management activities. Finally, Mr. Stansbury is required to facilitate the transition of his duties to his successor and is precluded from disparaging the Company or its directors, officers or employees.

On November 15, 2007, the Board of Directors of the Company accepted H. Tayloe Stansbury’s resignation as Executive Vice President, Products and Operations. On November 16, 2007, the Company and Mr. Stansbury entered into a Separation Agreement whereby Mr. Stansbury received a lump sum separation payment of $250,000, less applicable withholding and other standard deductions, and vested in 60,000 shares of restricted stock. Mr. Stansbury’s other unvested shares of restricted stock were forfeited. Mr. Stansbury and the Company agreed that Mr. Stansbury’s non-compete obligations shall continue for 12 months post-employment and they have also agreed to grant each other a mutual release covering any claims.

DIRECTOR COMPENSATION

2007 Director Compensation Table

The following table sets forth a summary of the compensation we paid to our non-employee directors in fiscal year 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Robert E. Knowling, Jr.	111,000	95,840	206,840
Richard F. Wallman	99,500	95,840	195,340
Karl E. Newkirk	97,000	95,840	192,840
Thomas F. Monahan	98,500	95,840	194,340
Robert D. Johnson	81,000	115,498	196,498
Richard A. Kashnow	106,000	95,840	201,840

(1)	The amounts reflected in this column are the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year ended September 30, 2007, in accordance with FAS 123(R). There were no forfeitures during the year. The assumptions made in valuing stock-based awards reported in these columns are discussed in Note 1 to the Company’s consolidated financial statements for the fiscal year ended September 30, 2007, included in the Company’s Form 10-K. Additional information regarding the stock-based awards granted to our non-employee directors during 2007 is set forth below.

Additional Information With Respect to Director Equity Awards

The date of grant, the number of shares included in each grant, the grant date fair value of each grant (computed in accordance with SFAS No. 123R) and the aggregate number of shares outstanding on September 30, 2007, were as follows:

Name	Date of Grant	Number of Shares Granted	Grant Date Fair Value ($)	Aggregate Number of Shares Outstanding on 9/30/2007
Robert E. Knowling, Jr.	3/1/2007	10,800	100,008	10,800

Richard F. Wallman	3/1/2007	10,800	100,008	10,800

Karl E. Newkirk	3/1/2007	10,800	100,008	10,800

Thomas F. Monahan	3/1/2007	10,800	100,008	10,800

Robert D. Johnson	3/1/2007	10,800	100,008	10,800

Richard A. Kashnow	3/1/2007	10,800	100,008	10,800

Non-employee members of the Board of Directors receive a retainer of $50,000 per year, paid in quarterly installments. The Company’s lead independent director (currently Robert E. Knowling, Jr.) receives an additional retainer of $10,000 per year, paid in quarterly installments. The chair of each committee of the Board of Directors receives an annual retainer of $5,000, except that the chair of the Audit Committee receives an annual retainer of $10,000, also paid in quarterly installments. Directors receive a fee of $2,500 for each meeting of the Board of Directors that they attend and a fee of $1,000 for each meeting of a committee of the Board of Directors that they attend. Directors may elect to convert from 50% to 100% of their cash compensation into shares of Common Stock or options to purchase such shares. The shares or options are granted automatically as of the last day of the quarter in which the cash compensation was earned. Cash is converted into shares based on the closing price of the Common Stock on the last trading day in the quarter and into options based on the option valuation method used by the Company in preparing its consolidated financial statements. The options have an exercise price equal to 100% of the closing price of the Common Stock on the last trading day in the quarter. The option term is 10 years, except that the options expire 12 months after the director’s service terminates for any reason. Shares or options received in lieu of cash compensation are fully vested.

Non-employee directors also receive grants of restricted shares of Common Stock under the 1999 Equity Incentive Plan. The Board of Directors has determined that each new non-employee director, upon election to the Board of Directors, will receive a one-time grant of restricted shares of Common Stock with a fair market value of $100,000 on the date of grant, provided that the director has never been employed by the Company. In addition, each continuing non-employee director will receive an annual grant of restricted shares of Common Stock with a fair market value of $100,000 on the date of grant, to be granted at the meeting of the Board of Directors held in conjunction with the annual meeting of stockholders (whether or not the director has been employed by the Company). However, a director will not receive an annual grant in the same calendar year in which he or she received the initial grant. Each initial and annual grant of restricted shares of Common Stock vest on the first permissible trading day that occurs after the first anniversary of the date of grant, provided that the recipient remains in the Company’s service on the vesting date, subject to full acceleration upon a change in control of the Company. Each non-employee director received the annual grant at the time of our 2007 annual meeting of stockholders.

RELATED PERSON DISCLOSURE

Policy

The board of directors has adopted a policy for the review of related person transactions. This policy is posted on our web site at www.ariba.com.

The Audit Committee reviews and approves all related person transactions in which we are or will be a participant. It is the Company’s general policy to approve, enter into and/or ratify related person transactions only when the Company determines that the related person transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders.

Financial transactions, arrangements, relationships or any series of similar transactions, arrangements or relationships in which a Related Person, as defined below, had or will have a direct or indirect material interest and that exceeds $120,000 are subject to the Audit Committee’s review.

A “Related Person” means (1) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (2) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (3) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and (4) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

After review, the Audit Committee shall approve or disapprove such related person transactions and at each subsequent regular meeting, management shall update the Audit Committee if there has been any material change to those existing or proposed transactions.

Related Person Transactions

In June 2007, the Company entered into an amendment with Juniper Networks, Inc. (“Juniper”), the successor in interest to NetScreen Technologies, Inc. (“NetScreen”), to the sublease dated as of October 18, 2002 between the Company and NetScreen. Pursuant to the amendment, Juniper agreed to renew its sublease of approximately 177,000 square feet of space at the Company’s Sunnyvale, California headquarters through January 2013. In addition, Juniper agreed to lease approximately 89,000 square feet of additional space at the Company’s Sunnyvale, California headquarters through January 2013. The amendment is for approximately $33.4 million in base rental fees. The amendment was negotiated at arm’s length between the parties. Robert M. Calderoni, the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors, is also a member of the Board of Directors of Juniper. The amendment was approved by the independent members of the Company’s Board of Directors pursuant to its policies and procedures with respect to related person transactions.

The Company’s certificate of incorporation limits the liability of the Company’s directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Company’s bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has entered into indemnification agreements with its executive officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Pursuant to these agreements, the Company has advanced or indemnified certain directors and officers for fees and expenses incurred by them in connection with the internal review resulting in the restatement of its consolidated financial statements, related legal proceedings and other matters.

Legal Proceedings Involving Directors and Executive Officers

There are no material pending legal proceedings to which any director or executive officer of the Company is a party adverse to the Company or to which any director or executive officer has a material interest adverse to the Company.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board, on the recommendation of the audit committee, has selected the firm of Ernst & Young LLP (“Ernst & Young”) as our registered public accounting firm for fiscal year 2008. Ernst & Young has audited the Company’s consolidated financial statements since February 2006. Although stockholder approval of the board’s selection of Ernst & Young is not required by law, the board believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the board will reconsider its selection of Ernst & Young.

Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Our Board of Directors recommends a vote “FOR” the approval of Ernst & Young as our registered public accounting firm for the fiscal year ending September 30, 2008.

As previously reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 23, 2006, in December 2005, the Audit Committee determined, pursuant to a policy of periodically reviewing the selection of the Company’s independent auditors, that it would issue a request for proposal with regard to the Company’s audit engagement for fiscal year 2006 (the “Audit RFP”). KPMG LLP (“KPMG”) had audited the Company’s consolidated financial statements for each fiscal year in the period from September 30, 1996 through September 30, 2005, inclusive.

The Audit Committee decided to issue the Audit RFP because it wanted the opportunity to review other auditing firms as prospective independent auditors for the Company and to consider the benefits and detriments of changing independent auditors. The Audit RFP was issued to several independent registered public accounting firms, including KPMG, on December 8, 2005.

Effective February 17, 2006 (the “Auditor Change Date”), the Audit Committee approved the dismissal of KPMG as the Company’s independent registered public accounting firm and approved the selection of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2006.

The audit reports of KPMG on the Company’s consolidated financial statements as of and for the years ended September 30, 2005 and 2004 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report for the fiscal year ended September 30, 2004 contained an explanatory paragraph with respect to the Company’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective October 1, 2002. The audit report of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of September 30, 2005 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with KPMG’s audits for the fiscal years ended September 30, 2005 and 2004, and the subsequent interim period through the Auditor Change Date, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of such disagreements in connection with its opinions. In addition, no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, occurred during the Company’s fiscal years ended September 30, 2005 and 2004 and the subsequent interim period through the Auditor Change Date.

The Company provided KPMG with a copy of its Current Report on Form 8-K prior to its filing with the Securities and Exchange Commission on February 23, 2006 and requested that KPMG furnish a letter addressed to the Securities and Exchange Commission stating whether or not KPMG agrees with the statements noted above. A copy of the letter, dated February 22, 2006, from KPMG is attached as Exhibit 16.1 to the Current Report on Form 8-K filed on February 23, 2006.

During the fiscal years ended September 30, 2005 and 2004 and the period through the Auditor Change Date, neither the Company nor anyone on its behalf has consulted with Ernst & Young regarding any of the matters referenced in Item 304(a)(2) of Regulation S-K.

Independent Registered Public Accounting Firm Fees

The following table summarizes the fees of Ernst & Young, our registered public accounting firm, billed to us for each of the last two fiscal years.

	FY 2007	FY 2006
Audit Fees Excluding Audit-Related:
Audit (including quarterly reviews)	$1,019,054	$1,152,869
Statutory audits		—
Accounting consultations	90,951	110,696
Total Audit Fees	1,071,204	1,263,543

Audit-Related Fees:
Total Audit-Related Fees	—	—

Tax Fees:	—	—

All Other Fees:	—	—

Total Worldwide Fees	$1,110,005	$1,263,543

Pre-Approval Policies and Procedures

Section 10A(i)(1) of the Exchange Act requires that all audit and non-audit services to be performed by the Company’s principal accountants be approved in the advance by the Audit Committee, subject to certain exceptions relating to non-audit services accounting for less than five percent of the total fees paid to its principal accountants which are subsequently ratified by the Audit Committee (the “De Minimis Exception”). Pursuant to Section 10A(i)(1) of the Exchange Act, the Audit Committee has established procedures by which it pre-approves such services at each regularly scheduled meeting. In addition, pursuant to Section 10A(i)(3) of the Exchange Act, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the Chairperson reports the details of the services to the full Audit Committee at its next regularly scheduled meeting.

All audit and non-audit services performed by the Company’s principal accountants were approved in advance by the Audit Committee without subsequent ratification pursuant to the De Minimis Exception.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. A copy of the charter is attached as Annex A hereto. Pursuant to the charter, the Audit Committee selects the Company’s independent auditors.

Management is responsible for the Company’s internal controls. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has general oversight responsibility with respect to the Company’s financial reporting, and reviews the results and scope of the audit and other services provided by the Company’s independent auditors.

In this context, the Audit Committee has met and held discussions with management and the Company’s independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent auditors. The Audit Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380).

The Company’s independent auditors provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely without independent verification on the expertise and knowledge of management, the internal auditors and the independent auditors in carrying out their oversight responsibilities. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not ensure that the audit of the Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards, that the consolidated financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based on the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, filed with the Securities and Exchange Commission.

Each of the members of the Audit Committee is independent as defined under the listing standards of The Nasdaq Global Market.

Submitted by the Audit Committee of the Board of Directors:

Thomas F. Monahan, Chair
Richard A. Kashnow
Robert E. Knowling, Jr.

The foregoing Audit Committee Report is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act (“Section 16(a)”), which require them to file reports with respect to their ownership of Common Stock and their transactions in Common Stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their fiscal year 2007 transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal year 2007, the Company believes that all reporting requirements under Section 16(a) were met in a timely manner by the persons who were executive officers, members of the Board or greater than 10% stockholders during such fiscal year, except that, due to an administrative error, Mr. Costello made one late filing on Form 4. Mr. Costello’s late filing related to one transaction in October 2006.

Availability of Form 10-K

Our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, including our consolidated financial statements contained therein, is available free of charge on the Investor Relations section of our web site at http://www.ariba.com or through the Securities and Exchange Commission’s electronic data system at http://www.sec.gov. TO REQUEST A PRINTED COPY OF OUR ANNUAL REPORT, WHICH WE WILL PROVIDE TO YOU FREE OF CHARGE, EITHER: WRITE TO ARIBA’S INVESTOR RELATIONS DEPARTMENT AT ARIBA, INC., 807 11TH AVE., SUNNYVALE, CA 94089, CALL US AT (650) 390-1000 OR E-MAIL US AT Investor@ariba.com.

Stockholder Proposals for 2009 Annual Meeting

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy statement and form of proxy for presentation at the Company’s 2009 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to the Company at its principal executive offices at 807 11th Avenue, Sunnyvale, California 94089, Attn: General Counsel, not later than September 27, 2008. If the date of next year’s annual meeting of stockholders is moved more than 30 days before or 30 days after the anniversary date of the Annual Meeting, the deadline for inclusion of proposals in the Company’s proxy statement and proxy is instead a reasonable time before the Company begins to print and mail its proxy materials. Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in the Company’s proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act are required to provide the information required by the Company’s bylaws and give timely notice to the Secretary of the Company in accordance with the Company’s bylaws at the aforementioned address not earlier than November 11, 2008 and not later than December 11, 2008. If the date of next year’s annual meeting of stockholders is moved more than 30 days before or 30 days after the anniversary of the Annual Meeting, then notice of such proposal must be received no later than the close of business on the later of (i) the date 90 days prior to the meeting, and (ii) the date 10 days after public announcement of the meeting date. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions established by the Securities and Exchange Commission.

Stockholders may contact the Secretary of the Company at the Company’s principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Other Business

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

By Order of the Board of Directors

James W. Frankola
Executive Vice President and Chief Financial Officer

Sunnyvale, California

January 25, 2008

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE ELECTRONICALLY VIA THE INTERNET, BY TELEPHONE, OR, IF YOU HAVE REQUESTED A PAPER COPY OF THESE DOCUMENTS, BY PROMPTLY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE PRE-ADDRESSED ENVELOPE PROVIDED. PLEASE SEE “VOTING OF SHARES” ON PAGE 1 OF THE PROXY STATEMENT FOR INFORMATION ON HOW TO VOTE YOUR SHARES AND CHANGE YOUR VOTE.

PROXY	ARIBA, INC.	PROXY
807 11th Avenue, Sunnyvale, CA 94089

This Proxy is Solicited on Behalf of the Board of Directors of Ariba, Inc.

for the Annual Meeting of Stockholders to be held March 12, 2008

The undersigned holder of common stock (the “Common Stock”), par value $0.002, of Ariba, Inc. (the “Company”) hereby appoints Robert M. Calderoni and James W. Frankola, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on March 12, 2008 at 8:00 a.m. local time, at the Company’s headquarters, located at 807 11th Avenue, Sunnyvale, California, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED IN THE PROXY STATEMENT, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2008, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Chief Financial Officer of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Ariba, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

(Reverse)

ARIBA, INC.

☒	Please mark votes as in this example.

1.	To elect the following directors to serve for a term ending upon the 2011 Annual Meeting of Stockholders or until their successors are elected and qualified:

Nominees: Robert M. Calderoni and Robert E. Knowling, Jr.

☐	FOR BOTH NOMINEES

☐	WITHHOLD AUTHORITY FOR BOTH NOMINEES

☐	WITHHOLD AUTHORITY ONLY FOR

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending September 30, 2008.

FOR	☐	WITHHELD	☐	ABSTAIN	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW      ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

MARK HERE IF YOU DO NOT WANT TO RECEIVE FURTHER COMPANY REPORTS.      ☐

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

Signature:	Date:

Signature:	Date: